Exhibit 99.1

BUSINESS UPDATE
**For Immediate Release**

Multilink Technology Corporation Reports
Fourth Quarter and Annual 2002 Results

Somerset, New Jersey U.S.A. – February 27, 2003 – Multilink Technology Corporation (Nasdaq: MLTC) today reported results for the fourth quarter and year ended December 31, 2002.  Total revenues for the fourth quarter of 2002 were $1.4 million, compared with $1.8 million for the third quarter of 2002 and $26.7 million in the fourth quarter of 2001.  Gross margins for the fourth quarter of 2002 were 9.0%, compared with (35.3%) in the third quarter of 2002 and gross margins of 41.5% in the fourth quarter of 2001.  The net loss for the fourth quarter of 2002 was$12.5 million, or diluted EPS ($1.68), compared with a net loss of $39.3 million, or diluted EPS ($5.18), in the third quarter of 2002 and a net loss of $8.4 million, or diluted EPS ($1.23), in the fourth quarter of 2001.

Total revenues for the year ended December 31, 2002 were $18.3 million, compared with $130.5 million for the year ended December 31, 2001.  Gross margins for the year ended December 31, 2002 were (1.3%), compared with 54.5% for the year ended December 31, 2001.  The net loss for the year was$106.2 million, or diluted EPS ($14.48), compared with a net loss of $12.4 million, or diluted EPS ($2.48), for the same period in 2001.

“Although sell-through for products which address the optical core continues to be challenging and our revenues remain depressed, we are pleased with the customer traction for our products that address the Enterprise and Metro/Access markets.  At the same time, we are significantly lowering operating expenses while investing in products we believe will expand our total addressable market and provide revenue growth opportunities,” stated Dr. Richard Nottenburg, Multilink’s Chairman, President and Chief Executive Officer.

Corporate Realignment Program Update
As a result of the continuing significant economic slowdown and the related uncertainties in the technology sector and semiconductor industry, Multilink initiated a corporate realignment plan during the third quarter of 2002.  The plan, which was substantially completed as of December 31, 2002, included workforce reductions of approximately 150 employees, the consolidation of facilities through closure of certain locations, a reduction in the level of activity at other locations and asset impairment charges.  The Company recorded a charge during 2002 of $11.0 million associated with this realignment plan, of which $12.3 million was recorded in the third quarter and additional charges of $1.0 million and credits of $2.3 million were recorded in the fourth quarter.  The realignment plan will significantly reduce expenses and cash usage while permitting its crucial personnel to focus on key business strategies such as expanding market share and securing design wins.  Excluding the $4.7 million of cash necessary to execute the realignment plan, the Company estimates that the plan and additional cost reduction initiatives will provide annual cash savings of approximately $35.0 million.

Multilink’s success in emerging from this prolonged downturn requires that the Company significantly reduce its cost structure to preserve cash and enhance its ability to invest in opportunities that expand market share and grow revenues in new markets.  As a result, Multilink will continue to focus on; (i) cash preservation and expense reductions, (ii) expanding market share with existing and new products by focusing on its strength in mixed signal and digital signal processing technology, (iii) rationalizing research and development spending on projects that will be accretive to revenues in the near term, (iv) securing system design wins with Tier I and emerging communication equipment manufacturers and optical module makers.

Pro Forma Results
Pro forma operating results exclude certain items reported under generally accepted accounting principles (GAAP), including deferred stock compensation, write downs to inventories and related charges to cost of revenues, a corporate realignment charge, an asset impairment charge, impairment charges against investments in ASIP and IMC and a valuation allowance recorded to fully reserve for deferred tax assets.  Pro forma results also exclude the positive impact on gross margins from the sale of inventory written down to its net realizable value in the first and fourth quarters of 2001 and the positive impact to gross margins and operating expenses from the adjustment of certain estimates.  A detailed reconciliation of GAAP to pro forma results is provided later in this release.

Pro forma gross margins for the fourth quarter of 2002 were 47.2%, compared with (4.3%) in the third quarter of 2002 and gross margins of 57.9% in the fourth quarter of 2001.  Pro forma net loss attributable to common shareholders for the fourth quarter of 2002 was $11.5 million, or diluted EPS ($1.55), compared with a net loss attributable to common shareholders of $16.8 million, or diluted EPS ($2.22), in the third quarter of 2002 and a net loss attributable to common shareholders of $3.6 million, or diluted EPS ($0.52), in the fourth quarter of 2001.

Pro forma gross margins were 34.8% for the year ended December 31, 2002, compared with gross margins of 62.8% for the same period in 2001.  The pro forma net loss attributable to common shareholders for the year ended December 31, 2002 was $54.9 million, or EPS ($7.48), compared with a net loss attributable to common shareholders of $0.7 million, or EPS ($0.13), for the same period in 2001.

Earnings Conference Call
Multilink will hold a conference call to discuss quarterly results and financial guidance today, February 27, 2003, at 5:00 pm ET.  The conference call will be broadcast over the Internet. To listen to the call, please visit Multilink’s web-site at http://www.mltc.com and then select Investor Relations and the link to ‘Earnings Announcement’ approximately ten minutes before the start of the call.  Please note that it will be necessary to have Windows Media Player installed on your computer to listen to the call and that this will be available for downloading from the Multilink site.  A replay of the call, in it’s entirety, will be available on the website for approximately seven days following the live call.

About Multilink:
Multilink Technology Corporation designs, develops and markets advanced-mixed-signal integrated circuits, modules, VLSI products and higher-level assemblies designed to enable the next generation of high-speed optical networking systems. By providing our customers with sophisticated products developed by utilizing systems level expertise and a high level of component integration, we facilitate our customers’ ability to meet their time-to-market requirements. Our products span the markets from Metro to Ultra Long Haul optical transport equipment with a focus on the fastest commercially available speeds of 10 Gb/s and higher. Multilink is headquartered in Somerset, New Jersey with additional offices located throughout North America, Europe and Asia.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This release and our comments during the conference call may contain forward-looking statements that are based on our current expectations, estimates and projections about our industry, and reflect management’s beliefs and certain assumptions made by us based upon information available to us at this time. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will” and variations of these words or similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements speak only as of the date hereof. Such information is subject to change, and we will not necessarily inform you of such changes. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference for Multilink include, but are not limited to, general economic conditions and specific conditions in the markets we address, including the recent significant economic slowdown in the technology sector and semiconductor industry; the timing, rescheduling or cancellation of significant customer orders; the loss of a key customer; our ability to specify, develop or acquire, complete, introduce, market and transition to volume production new products and technologies in a timely manner; the timing of customer-industry qualification and certification of our products and the risks of non-qualification or non-certification; the rate at which our present and future customers and end-users adopt Multilink’s technologies and products in our target markets; delays in the adoption and acceptance of industry standards in those markets; the qualification, availability and pricing of competing products and technologies and the resulting effects on revenues and pricing of our products; our ability to retain and hire key executives, technical personnel and other employees in the numbers, with the capabilities, and at the compensation levels needed to implement our business and product plans; our ability to protect our intellectual property; the availability and pricing of foundry and assembly capacity and raw materials; fluctuations in the manufacturing yields of our third party semiconductor foundries and other problems or delays in the fabrication, assembly, testing or delivery of our products; the risks of producing products with new suppliers and at new fabrication and assembly facilities; the effects of new and emerging technologies; the risks and uncertainties associated with our international  operations; changes in our product or customer mix; the quality of our products and any remediation costs; the level of orders received that can be shipped in a fiscal quarter; and other factors.

Our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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Multilink Technology Corporation
Consolidated Statement of Operations
(in thousands, except for per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2002	2001	2002	2001

Total revenues	$1,446	$26,694	$18,267	$130,468
Cost of revenues, excluding deferred stock compensation	763	11,237	10,147	48,574
Inventory write down and related charges	440	3,893	5,747	8,788
Manufacturing fixed asset impairment	—	—	1,051	—
Deferred stock compensation	113	483	1,550	2,051

Total cost of revenues	1,316	15,613	18,495	59,413

Gross profit (loss)	130	11,081	(228)	71,055
Operating expenses:
Research and development, excluding deferred stock compensation	9,820	14,560	46,124	54,741
Sales and marketing, excluding deferred stock compensation	1,646	4,302	12,357	17,387
General and administrative, excluding deferred stock compensation	1,408	2,647	7,748	11,795
Deferred stock compensation	1,688	2,677	11,164	9,895
Investment impairments and related charges	—	4,906	—
Corporate realignment charge	(1,277)	—	10,978	—

Total operating expenses	13,285	24,186	93,277	93,818
Operating loss	(13,155)	(13,105)	(93,505)	(22,763)
Other income and expenses	124	272	448	953

Loss before provision (benefit) for income taxes	(13,031)	(12,833)	(93,057)	(21,810)
Provision (benefit) for income taxes	(565)	(4,398)	13,190	(9,446)

Net loss	$(12,466)	$(8,435)	$(106,247)	$(12,364)

Accretion of preferred stock to redemption value	—	—	—	24
Net loss per common share, basic and diluted	$(1.68)	$(1.23)	$(14.48)	$(2.48)

Weighted average shares, basic and diluted	7,416	6,876	7,339	4,999

Multilink Technology Corporation
Reconciliation of Pro forma Net Income and Earnings Per Share
(in thousands, except for per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2002	2001	2002	2001

Net income (loss) attributable to common shareholders	$(12,466)	$(8,435)	$(106,247)	$(12,388)

Deferred stock compensation	1,801	3,160	12,714	11,946
Positive gross margin impact related to inventories written down	0	0	(735)	0
Manufacturing fixed asset impairment	0	0	1,051	0
Inventory write downs and related charges	440	3,892	5,747	8,788
Corporate realignment charge	(1,277)	0	10,978	0
Investment impairments and related charges	0	0	4,906	0
Adjustments to estimates:
Cost of revenues	0	0	(1,038)	0
Research and development	0	0	(767)	0
Sales and marketing	0	0	(470)	0
General and administrative	0	0	(191)	0

Total adjustments to estimates	0	0	(2,466)	0
Accretion of preferred stock	0	0	0	24
Aggregate pro forma tax adjustment	0	(2,203)	19,155	(9,037)

Pro forma net income (loss)	$(11,502)	$(3,586)	$(54,897)	$(667)

Net income (loss) per common share
Basic	$(1.68)	$(1.23)	$(14.48)	$(2.48)

Diluted	$(1.68)	$(1.23)	$(14.48)	$(2.48)

Pro forma net income (loss) per common share:
Basic	$(1.55)	$(0.52)	$(7.48)	$(0.13)

Diluted	$(1.55)	$(0.52)	$(7.48)	$(0.13)

Weighted average shares:
Basic	7,416	6,876	7,339	4,999

Diluted	7,416	6,876	7,339	4,999

Multilink Technology Corporation
Select Balance Sheet Data
December 31, 2002 and December 31, 2001
(in thousands)
(unaudited)

	December 31, 2002	December 31, 2001

Cash and short term investments	$50,692	$92,682
Accounts receivable	960	20,309
Inventories	2,189	8,735
Total current assets	$56,554	$132,211
Property and equipment, net	19,972	28,160
Total assets	$77,853	$187,513
Accounts payable	$4,522	$8,826
Total current liabilities	$24,643	$33,680
Long term obligations, net of current	4,289	1,673
Total shareholders’ equity	$48,921	$152,160
Total liabilities and shareholders’ equity	$77,853	$187,513
A/R days (DSO)	60	69
Inventory days (DOS)	261	71

For more information, please contact:
Richard Sawchak, Director of Investor and Public Relations
Multilink Technology Corporation
300 Atrium Drive, Second Floor
Somerset, New Jersey 08873-4105
Tel:     (732) 537-3776
Fax:    (732) 537-3781
Email: rsawchak@mltc.com

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